Exhibit 4.9

Execution Copy

SUPPLEMENTAL AGREEMENT

RELATING TO

SERIES A CONVERTIBLE PREFERRED SHARES PURCHASE AGREEMENT

THIS SUPPLEMENTAL AGREEMENT RELATING TO SERIES A CONVERTIBLE PREFERRED SHARES PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 18th day of October, 2013, by and among:

(1)                                 JUPAI INVESTMENT GROUP (the “Company”), a company organized and existing under the laws of the Cayman Islands;

(2)                                 JUPAI HONGKONG INVESTMENT LIMITED () (the “Hong Kong Company”), a limited liability company incorporated in Hong Kong;

(3)                                 SHANGHAI JUPAI INVESTMENT CONSULTANCY COMPANY LIMITED () (the “Domestic Entity”), a limited liability company established in Shanghai, the PRC;

(4)                                 the Persons listed on Part 1 of Exhibit A to this Agreement (each a “Founding Shareholder” and collectively the “Founding Shareholders”);

(5)                                 the Persons listed on Part 2 of Exhibit A to this Agreement (each a “Founder” and collectively the “Founders”); and

(6)                                 the Person listed on Exhibit B to this Agreement (the “Investor”).

The foregoing parties shall be hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company, the Hong Kong Company, the Domestic Entity, the Founding Shareholders, the Founders and the Investor are parties to that Series A Convertible Preferred Shares Purchase Agreement dated February 20, 2013 (the “Original Agreement”), pursuant to which the Company agrees to sell and issue to the Investor at the Closing, 8,433,734 Series A Preferred Shares, par value US$0.0005 per share, at a per share purchase price of US$0.3557;

WHEREAS, the Parties have reached consensus and would like to supplement the Original Agreement on the terms and subject to the conditions set out in this Agreement.

1.                                      INTERPRETATION

In this Agreement, unless otherwise defined or the context otherwise requires:

1.1                 Words and expressions defined in the Original Agreement shall have the same meanings when used herein.

1.2                 the “Effective Date” means the date of this Agreement.

1.3                 Reference to Sections, Exhibits, Schedules and Clauses shall be to sections, schedules, exhibits and clauses of the Original Agreement or this Agreement, as the case may be.

2.                                      VARIATIONS TO THE ORGINAL AGREEMENT AND OTHER TRANSACTION DOCUMENTS

2.1                 This Agreement shall be supplemental to the Original Agreement, and the Original Agreement as amended hereby shall (save to the extent that any obligation thereunder has been fully discharged) remain in full force and effect.

2.2                 In the event of any conflict between a provision of this Agreement and a provision of the Transaction Documents, the provisions of this Agreement shall prevail in respect of the conflicting provision of the Transaction Documents.

2.3                 Notwithstanding anything to the contrary in any Transaction Document, if the Closing does not take place prior to October 18, 2013 (or such later date as the Parties may agree in writing), this Agreement and Transaction Documents shall automatically cease to be effective.

3.                                      NO ISSUANCE OF WARRANTS

3.1                 With effect from the Effective Date, the Investor hereby irrevocably waives all rights, benefits and entitlements for the issuance, procurement or exercise of the Warrant under Section 1.3 of the Original Agreement. Accordingly, the Parties agree that, with effect from the Effective Date, all and any references to, and all stipulations in respect of, the “Warrant” under the Original Agreement and the other Transaction Documents shall cease to have any further effect and force.

For avoidance of any doubt, the Investor agrees and confirms that the Company, Hong Kong Company, Founding Shareholders and Founders shall not have any obligation to issue to the Investor the Warrant to purchase any shares or other securities of the Company, in any type or class, under Section 1.3 of the Original Agreement.

3.2                 The Investor also agrees and confirms that as a consequence of the waiver by it of the Warrant pursuant to Section 3.1 above, the reference to “7%” in Section 7.20 shall be adjusted and changed to 3.5% accordingly.

4.                                      WAIVER OF THE CONDITION PRECEDENT UNDER SECTION 5.14, 5.20 and5.22 of THE ORIGINAL AGREEMENT

4.1                 With effect from the date hereof, the Investor hereby agrees, with respect to the requirements under Section 5.14 of the Original Agreement as follows:

(a)                        Rather than as a condition precedent to the Closing, the equity pledge created under the Control Documents will completed and duly registered with the competent PRC authorities as soon as practicable after Closing and in any event, no later than 12 months after Closing; and

(b)                        The requirements under paragraph 1 of Part B and Part D of Exhibit F (Onshore Reorganization Documents) to the Original Agreement are hereby waived as a condition precedent to the Closing.

4.2                 With effect from the date hereof, the Investor hereby irrevocably waives the requirement under Section 5.20 of the Original Agreement as the condition precedent to the Closing.

4.3                 Subject to Sections 4.4 and 4.5 below, the Investor hereby waives, with effect from the date hereof, the requirement under Section 5.22 of the Original Agreement as the condition precedent to the Closing.

4.4                 In consideration of the Investor agreeing to waive Section 5.22 of the Original Agreement as a condition to Closing and to close the transaction contemplated thereby, the Founders undertakes to the Investor and agrees that (a) the Founders, who have withdrawn the registered capital, shall remain liable to make up such registered capital in the sum of RMB9,970,000 to the Domestic Entity as soon as practicable after Closing; and (b) any dividends payable to the Founding Shareholders and/or the Founders, if declared and distributed by the Company or any other Group Companies, shall be applied first to make up the registered capital in the sum of RMB9,970,000 to the Domestic Entity.

4.5                 In consideration of the Investor agreeing to waive Section 5.22 of the Original Agreement as a condition to Closing and to close the transaction contemplated thereby, each Warrantor (other than the Founders) undertakes to the Investor that it will procure the Founders to comply with their undertakings set forth in Section 4.4 above.

5.                                      EXCLUSIVITY AND SUBSEQUENT FINANCING

5.1                 The Investor hereby acknowledges and confirms that it agrees that, irrespective of the provision under Section 7.22 of the Original Agreement, the Group Companies are in discussion with some third parties for the purchase by such third parties of the equity securities or any other instruments convertible into the equity securities of any Group Company and have for this purpose provided certain information with respect to the Group Companies to such third parties; and with effect from the Effective Date, the Group Companies shall have rights, at their discretion, for the interests of the Group Companies, to discuss, solicit, encourage others to solicit, encourage or accept offers for (i) the purchase of any equity securities or any other instruments convertible into the equity securities of any Group Company; (ii) to provide the information with respect of any Group Company to third party in connection with a potential investment by such third party in any equity securities or any other instruments convertible into the equity securities of such Group Company; (iii) to close any financing transaction set out in (i) and (ii) above.

5.2                 The Investor hereby agrees to waive its right to pursue the Company’s liability for its breach of the provisions of Section 7.22 of the Original Agreement, if any; (b) vote (or cause to be voted) the shares in favor of any proposal in respect of any subsequent financings of the Company in a valuation of the Group Companies higher than the post-money valuation of Series A round of the financing contemplated under the Original Agreement and without alteration of the rights, privilege and preference of Series A Preferred Shares provided for under the Transaction Documents (as amended hereby) or unless expressly waived hereunder (the “Subsequent Financings”); (c) automatically waive its right of participation under Section 4 of the Investors’ Rights Agreement and its right of first offer if Investor fails to agree in writing to purchase any shares of securities in Subsequent Financings for the price and upon the terms and conditions specified in the notification of the Company within 15 days period from the date of receipt of any notification from the Company. If the Investor agrees to exercise the right of participation under Section 4 of the Investors’ Right Agreement and its right of first offer, the Investor shall purchase pro rata shares of securities in Subsequent Financings on the same terms and for the same price as all other investors in Subsequent Financing.

6.                                      ADJUSTMENT OF SHAREHOLDING STRUCTURE

6.1                 The Investor hereby acknowledges that:

(a)                       16.67% of the Ordinary Shares of the Company currently held by and registered in the name of Jupai Holding Inc. will be transferred to  (“Yuantai”) or any designees of Yuantai after the Closing;

(b)                       16% of the Ordinary Shares of the Company currently held by and registered in the name of Jupai Holding Inc. shall be transferred to Mr. Weishi YAO (“Mr. Yao”) or any designees of Mr. Yao after the Closing; and

(c)                        After the completion of the transfers mentioned in subsections 6.1 (a) and (b) above, each holder of the Ordinary Shares of the Company ultimately holding more than 10% ownership of the Company on a fully diluted basis, shall be entitled to transfer 5% to 10% of the Ordinary Shares it holds in the Company as of the completion of the transfers mentioned in subsections 6.1 (a) and (b) above, to such designee(s) as it may direct and notify to the Company, subject to such designee agreeing to be bound by the Transaction Documents, as amended hereby.

6.2                 The Investor hereby agrees the transfers referred to in Section 6.1 above and agrees to waive its rights of first refusal under the Transaction Documents in respect of such transfers provided always that the transferees shall agree to be bound by and comply with the terms of the Transaction Documents (as amended hereby) in the capacity of a Founding Shareholder.

6.3                 The Group Companies, the Founders and the Founding Shareholders shall ensure that any transferee of the Shares of the Company due to the adjustment or change under Section 6.1 of this Agreement shall enter into a joinder agreement to the effect that each of such transferees will agree to be bound by and comply with the terms of the Transaction Documents (as amended hereby) in the capacity of a Founding Shareholder upon such transfer.

6.4                 The Parties agree that the Group Companies may change the equity structure of the Domestic Entity in line with the adjustment and changes contemplated under Section 6.1.

6.5                 The Parties agree that the Group Companies may, subject to the Investor’s prior consent in writing, amend, revise or re-execute the Onshore Reorganization Documents, including Control Documents, for the purpose of reflecting the adjustment and changes under Section 6.1, any Subsequent Financing and a Qualified IPO of the Company.

7.                                      DIRECTORSHIP AND VETO RIGHTS

7.1                 Subject to Section 7.2, the Investor hereby agrees to waive irrevocably, with effect from the Effective Date, its entitlement to nominate one director to the Board of Directors of each Group Company under the Transaction Documents All and any references to, and all stipulations in respect of, the “Series A Director” under the Original Agreement and the other Transaction Documents shall cease to have any further effect and force.

7.2                 The Parties agree that the Investor shall be entitled to appoint one observer (“Series A Observer”) to each meeting of the Board of Directors of the Group Companies. The observer shall be entitled to receive all notices of board meetings to the Directors and to attend the board meetings of each Group Company, save that the Series A observer shall not have any voting right in such meetings.

7.3                 The Investor hereby agrees to waive, with effect from the Effective Date:

(a)                       waive its veto right in respect of the matters set forth in Section 7.2 (other than subsection (xxiii) thereof) of the Investors’ Rights Agreement;

(b)                       waive its veto right in respect of the matters set forth in Article 6.2 (other than paragraph (xxiii) thereof) of the Schedule to the Amended and Restated Articles of Association of the Company;

(c)                        waive its veto right in respect of the matters set forth in Section 7.1 (vi) of the Investors’ Rights Agreement;

(d)                       waive its veto right in respect of the matters set forth in Article 6.1 (vi) of the Schedule to the Amended and Restated Articles of Association of the Company; and

(f)                         waive the requirement under section 7.5 of the Original Agreement.

8.                                      Performance Undertaking

8.1                 The Parties agree and acknowledge that 2012 Net Profit is more than RMB 30,000,000 and no performance adjustment could occur under Section 7.13 of the Original Agreement.

9.                                      CONFIDENTIALITY

9.1                 Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby, including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except as requested by Governmental Authorities or becomes legally required (including without limitation, pursuant to securities laws and regulations) to disclose, under applicable Laws.

9.2                 Press Releases, Etc. No press release or public announcements regarding the Investors’ investment in the Company as contemplated in this Agreement may be made in any press conference, professional or trade publication, marketing materials or otherwise to the general public without the prior written consent of the Investor and Company.

10.                               MISCELLANEOUS

10.1          Survival. The representations, warranties and covenants of Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

10.2          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations herein, may be assigned by to any other person without the prior written consent of the Company.

10.3          Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong Special Administrative Region of the PRC, without regards to conflicts of law principles.

10.4          Dispute Resolution.

(a)             Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation (the “Consultation Request”). If within thirty (30) days following the date on which the Consultation Request is delivered the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other (the “Notice”).

(b)             The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. The Company and the Founders jointly, on the one hand, and the Investor, on the other hand, shall each select one arbitrator within thirty (30) days after giving or receiving the Notice. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. All such arbitrators shall be freely selected, and the Parties and the Chairman of the Center shall not be limited in their selection to any prescribed list. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c)              The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the Notice. However, if such rules are in conflict with the provisions of this Section 10.4, including the provisions concerning the appointment of arbitrators, the provisions of this Section 10.4 shall prevail.

(d)             Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e)              The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(f)               Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

10.5          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts transmitted by facsimile shall be deemed to be originals.

10.6          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.7          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the duly authorized written consent of the Parties.

10.8          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.9          Entire Agreement. This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties hereto with respect to the subject matters hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and non-disclosure agreements executed by the Parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

[Remainder of page left blank intentionally.]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY
For and on behalf of
JUPAI INVESTMENT GROUP	Jupai Investment Group

/s/ HU Tianxiang
/s/ (seal) JUPAI INVESTMENT GROUP	Authorized Signature(s)

Authorized Director: HU Tianxiang

Address: c/o

10A-C

11/DE

Facsimile Number:

Attention: Mr. HU Tianxiang

HONG KONG COMPANY
For and on behalf of
JUPAI HONGKONG INVESTMENT LIMITED	Jupai HongKong Investment Limited

/s/ HU Tianxiang
/s/ (seal) JUPAI HONGKONG INVESTMENT LIMITED	Authorized Signature(s)

Authorized Director: HU Tianxiang

Address:  10A-

C

11/DE

Facsimile Number:

Attention: Mr. HU Tianxiang

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

DOMESTIC ENTITY

SHANGHAI JUPAI INVESTMENT CONSULTANCY COMPANY LIMITED

/s/ (seal) SHANGHAI JUPAI INVESTMENT CONSULTANCY COMPANY LIMITED
/s/ HU Tianxiang

Legal Representative: HU Tianxiang

Address:

10A-C

11/DE

Facsimile Number:

Attention: Mr. HU Tianxiang

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

FOUNDERS

Tianxiang HU

/s/ Tianxiang HU

Address:
Facsimile Number:
Attention: Mr. Tianxiang HU

Cheng ZHANG

/s/ Cheng ZHANG

Address: County, Shanghai, the PRC
Facsimile Number:

Attention: Cheng ZHANG

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

FOUNDERS

Keliang LI

/s/ Keliang LI

Address: Facsimile Number: Attention: Keliang LI

Huaxi YANG

/s/ Huaxi Yang

Address: Facsimile Number: Attention: Huaxi Yang

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

FOUNDING SHAREHOLDERS:

JUPAI HOLDING INC
For and on behalf of

Jupai Holding Inc

/s/ Tianxiang HU
Authorized Signature(s)

Authorized Director: Tianxiang HU

Address:

Facsimile Number:

Attention: Tianxiang HU

JUPAI CAPITAL INC

For and on behalf of
Jupai Capital Inc

/s/ Keliang
Authorized Signature(s)

Authorized Director: Keliang

Address: c/o No. 204, Jiguan Dormitory, Dawu Town, Jiawang
District, Xuzhou City, Jiangsu Province, the PRC

Facsimile Number:

Attention: Keliang LI

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

ZERO2IPO CHINA FUND II, L.P.

a Cayman Islands exempted limited partnership

By:	/s/ Danny Chung

Name: Danny Chung
Title: Authorized Signatory
For and on behalf of
Zero2IPO China Fund II, L.P.
Acting by its general partner
Zero2IPO Capital II Ltd
Address: 2101, 21/F Westlands Centre, 20 Westlands
Road, Quarry Bay, Hong Kong
Facsimile Number: 852 2960 0185

Attention: Mr. Danny Chung

EXHIBIT A
FOUNDING SHAREHOLDERS AND FOUNDERS

Part 1 Founding Shareholders

Name of Founding Shareholders	Place of Incorporation and Company Number	Ultimate Beneficiary
Jupai Holding Inc	British Virgin Islands BVI Company Number: 1717817	Tianxiang HU
Jupai Capital Inc	British Virgin Islands BVI Company Number: 1717734	Keliang LI () Huaxi YANG () Cheng ZHANG ()

Part 2 Founders

Name of Founder	PRC Identity Card No.	Address
Tianxiang HU
Keliang LI
Huaxi YANG
Cheng ZHANG